Exhibit 107
Calculation of Filing Fee Table
424(b)(5)

(Form Type)
Tellurian Inc.

(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Debt	Senior Secured Convertible Notes	(1)	$500,000,000	$1,000	$500,000,000	0.0000927	$46,350.00
	Equity	Common Stock		87,351,503(2)	—	—	—	—(3)
Fees Previously Paid
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$46,350.00

(1)
In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form S-3ASR (SEC File No. 333-235793) filed on January 3, 2020.

(2)
Represents the maximum number of shares that may be issued upon conversion of the Senior Secured Convertible Notes.

(3)
Pursuant to Rule 457(i) under the Securities Act, there is no filing fee payable with respect to the shares common stock that may be issuable upon conversion of the Senior Secured Convertible Notes because no additional consideration will be received in connection with any conversion.